Exhibit  5.1

                              The Baum Law Firm PC
                                  Mark L. Baum
                                 Attorney at Law
                           City National Bank Building
                              4275 Executive Square
                             Second Floor, Suite 210
                           La Jolla, California 92037
                   Office: (858) 638-7878  Fax: (858) 638-7888



April  16,  2002

IDial  Networks,  Inc.

Re:     Opinion  of  Counsel  -  Registration  Statement  on  Form  S-8

Gentleman:

     I have acted as counsel for iDial Networks, Inc. (the "Company"), in connection with the preparation and filing of the Company's Registration statement on Form S-8 under the Securities Act of 1933, as amended, (the "Registration Statement"), relating to 5,000,000 shares of the Company's common stock, $.01 par value, (the "common stock"), issuable pursuant to the Company's Advisory and Consultants Agreements, (the "Plan").

     I have examined the Certificate of Incorporation, as amended, and the By-Laws of the company and all amendments thereto, the Registration Statement and originals, or copies certified to my satisfaction, of such records and meetings, written actions in lieu of meetings, or resolutions adopted at meetings, of the directors of the Company, and such other documents and instruments as in my judgement are necessary or appropriate to enable me to render the opinions expressed below.

     Based on the foregoing examination, I am of the opinion that the shares of Common Stock issuable with the Plan are duly authorized and, when issued in accordance with the Plan, will be validly issued, fully paid and non-assessable.

     Further, I consent to the filing of this opinion as an exhibit to the Registration Statement.


Very  truly  yours,


/s/  Mark  L.  Baum
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Mark  L.  Baum,  Esq.